Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266875 on Form S-3 and Nos. 333-255835 and 333-263647 on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of Talaris Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 31, 2023